Exhibit 10.33

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of November 15, 2019 (the “Effective Date”), by and between ZIVO Bioscience Inc., a Nevada corporation (the “Company”), and Andrew A. Dahl (“Employee”).

Recitals:

A. The Company desires to employ Employee as its President and Chief Executive Officer and desires to enter into an agreement with Employee setting forth the terms of that relationship and Employee desires to accept such employment with the Company on the terms and conditions set forth below.

B. Employee is in possession of and may come into possession of, or have access to, Confidential Information (defined below) with respect to the Business (defined below).

C. The Company and Employee are parties to an Amended and Restated Employment Agreement dated as of August 11, 2016 (the “Prior Agreement”).

Agreements:

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree that the Prior Agreement is hereby amended and restated to read in its entirety as follows:

1. Term. Subject to the termination provisions set forth in Section 10 below, Employee shall be employed by the Company under this Agreement beginning on the Effective Date and continuing thereafter for a period of three years (3) years (the “Initial Term”); provided, however, that following the Initial Term, the term of this Agreement shall be automatically extended for successive terms of one (1) year each (each a “Renewal Term”), unless either party notifies the other party in writing of its desire to terminate this Agreement at least sixty (60) days before the end of the Initial Term or a Renewal Term then in effect. Collectively, the Initial Term and any subsequent Renewal Term(s) (or any portion thereof) shall be referred to herein as the “Employment Term.”

2. Employment. Throughout the Employment Term, Employee shall serve as President & Chief Executive Officer of the Company and shall diligently perform all such services, acts and things as are customarily done and performed by individuals holding such offices of companies in similar businesses and in similar size to the Company, together with such other duties as may reasonably be requested from time to time by the Board of Directors of the Company or its designee (the “Board”). Employee shall periodically and regularly report to the Board. As of the date hereof, Employee is employed through Sequoia Trusted Advisors, Inc., a professional employer organization (“Sequoia”). The Company acknowledges and agrees that it is responsible for making the payments due the Employee pursuant to the terms of this Agreement whether through Sequoia (or a successor professional employer organization) or directly by the Company if it no longer employs the Employee through Sequoia (or a successor professional employer organization). For the avoidance of doubt, all references to employment by the Company shall apply to any employment through Sequoia (or a successor professional employer organization).

3. Base Salary. Effective as of June 1, 2019, the Company shall pay to Employee an annual base salary of four hundred forty thousand dollars ($440,000.00) per year, less required withholdings (such amount, as amended from time to time, the “Base Salary”). The Base Salary shall be subject to annual review and increase (but not decrease) by the Board during the Employment Term. Three hundred and fifty thousand dollars ($350,000.00) of the Base Salary per year shall be payable during the Employment Term in accordance with Company’s usual pay practices (and in any event no less frequently than monthly). The remaining ninety thousand dollars ($90,000.00) of the Base Salary per year (the “Deferred Salary”) shall accrue during the Employment Term but not become due and payable unless and until one of the conditions in this paragraph are satisfied. The Deferred Salary shall become due and payable upon the earlier to occur of the following: (i) within five (5) years after the Effective Date the Company enters into a term sheet to receive at least twenty five million dollars ($25,000,000.00) in equity or other form of investment or debt on terms satisfactory to the Board including funding at closing on such terms of at least $10 million; or (ii) within 12 months after the Effective Date the Company receives revenue of at least $10 million. If neither metric is met, Employee shall not be entitled to the Deferred Salary. The Deferred Salary, if earned, shall be paid to Employee within 14 business days after the date the applicable metric is satisfied. Following any condition that triggers payment of the Deferred Salary, the Company shall pay to Employee an annual base salary of four hundred forty thousand dollars ($440,000.00) per year, less required withholdings. The Base Salary shall be subject to annual review and increase (but not decrease) by the Board during the Employment Term with minimum annual increases of 4% over the previous year’s Base Salary.

4. Revenue Bonus. Employee shall receive a cash bonus representing two percent (2%) of revenue contribution collected by the Company resulting from contracts or arrangements (collectively, the “Revenue Contracts”) initiated, developed and closed (the “Revenue Bonus”).

(a) The formula determining the Revenue Bonus is as follows:

(i) For revenue generated from licenses, the product of (A) Gross Sales – External Selling Expense (if any), multiplied by (B) 2.00%; and

(ii) For revenue generated from the sale of products, the product of (A) Gross Sales – COGS – External Selling Expense (if any), multiplied by (B) 2.00%.

(b) As used herein, the following terms have the indicated meanings:

(i) “Gross Sales” means the grand total of all sale transactions reported by the Company, without any deductions included within the figure.

(ii) “External Selling Expense” means the actual, out-of-pocket expenses incurred by the Company directly related to the Gross Sales in question from third parties for legal, valuation, IP protection, project level subcontracted costs, consulting and other fees. For the avoidance of doubt, External Selling Expense does not include research and development expenses or other enterprise operating expenses of the Company.

(iii) “COGS” means the accumulated total of all costs used to create a product or service with respect to the Gross Sales in question.

In no event shall Company expenses be imputed or assigned to this formula in any cost accounting manner whatsoever.

(c) No Revenue Bonus is payable in any year where there is an Operating Net Loss. An “Operating Net Loss” is defined as a loss of income shown on the Company’s income statement for that fiscal year prior to any extraordinary adjustments, write downs, accelerated losses or non-cash adjustments other than standard depreciation and amortization.

(d) The Revenue Bonus, if earned, shall be paid on an annual basis, in arrears, no later than March 15 following the end of the Company’s fiscal year to which the Revenue Bonus relates. Should the Company experience a loss as defined above, any Revenue Bonus for that fiscal year is forfeited. The Revenue Bonus for each Revenue Contract shall he payable to Employee for the Employment Term plus five years after Employee is no longer employed by the Company, regardless of the reason for the termination of the Employee’s employment. Revenue Bonus is only payable on Revenue Contracts initiated during the term of Employee’s employment. Employee and Company shall maintain a record of Revenue Contracts initiated during the Employee’s employment. Employee shall have the right to inspect the Company’s books and records for any period covered under this agreement with reasonable notice. Should any discrepancy be discovered resulting in Employee having been underpaid, Employee is entitled to recovery of the underpaid amount plus reasonable costs of collections including any audit costs and damages equaling the amount that was underpaid, including any Code Section 409A penalties incurred by Employee due to late payment.

(e) The Revenue Bonus shall be payable regardless of (i) any Change of Control (as defined under Section 10(h) below) or any acquisitions by the Company, or (ii) whether the Employee is employed by the Company and, if not employed, regardless of the reason for the termination of Employee’s employment; provided that Employee complies with the provisions of Section 11(f).

(f) The Company shall disclose this Agreement to any proposed purchasers.

(g) For the 2020 fiscal year (January 1, 2020 to December 31, 2020) (“Year One”), the Company shall pay the Employee a bonus equal to 50% of the Base Salary if the Company achieves revenues for Year One which are (w) at least $500,000; and (x) greater than that for the 12-month period immediately preceding Year One. In addition, for 2021 fiscal year (January 1, 2021 through December 31, 2021) (“Year Two”), the Company shall pay the Employee a bonus equal to 50% of the Base Salary if the Company achieves revenues for Year Two which are (y) at least $500,000; and (z) greater than that for Year One. Any bonus related to Year One or Year Two shall be payable no later 45 days following the end of Year One and Year Two, as the case may be, with the Revenue Bonus to be reduced by the payment of any such bonus contemplated by this subparagraph (g).

5. Stock Options. The options described in this Section 5 and in Section 11(b)(iii) shall be granted pursuant to and treated subject to the terms of that certain ZIVO Bioscience 2019 Omnibus Long-Term Incentive Plan (the “Plan”). For the avoidance of doubt, once any of the options described herein vest, Employee will not be required to exercise such options before the natural expiration of such option regardless of whether Employee is still employed by the Company and, if Employee is no longer employed by the Company, regardless of the reason for the termination of his employment.

(a) Stock Option Grant. Employee is hereby awarded a non-qualified option to purchase 28 million shares of the Company’s common stock at a price equal to the greater of $0.10 per share and the Fair Market Value (as defined in the Plan) of a share on the date of grant. The date of grant shall be the Effective Date, the entirety of the 28 million shares subject to such grant shall be fully vested as of the Effective Date and shall expire on the tenth (10th) anniversary of the Effective Date.

(b) Performance-Based Options. Employee is also eligible to earn the following stock options (collectively, “Performance-Based Options”) in each case subject to and consistent with the terms of the Plan:

(i) Employee is hereby awarded a non-qualified option to purchase 1,000,000 common shares, exercisable at the greater of $0.10 per share and the Fair Market Value of a share on the date of grant. The date of grant shall be the Effective Date and the entirety of the 1,000,000 million shares subject to such grant shall be fully vested upon identification of any bioactive agents and submission of a patent application by the Company with respect thereto, with which Employee shall assist the Company.

(ii) Employee is hereby awarded a non-qualified option to purchase 1,500,000 common shares, exercisable at the greater of $0.10 per share and the Fair Market Value of a share on the date of grant. The date of grant shall be the Effective Date and the entirety of the 1,500,000 million shares subject to such grant shall be fully vested upon the Company entering into an agreement and receiving at least $500,000 in payments from the contracting party pursuant to and during the term of such agreement.

(iii) Employee is hereby awarded a non-qualified option to purchase 1,500,000 common shares, exercisable at the greater of $0.10 per share and the Fair Market Value of a share on the date of grant. The date of grant shall be the Effective Date and the entirety of the 1,500,000 million shares subject to such grant shall be fully vested if the Company enters into a co-development partnership with a contract research organization to develop medicinal or pharmaceutical applications of any type during the Employment Term and such co-development partnership exceeds $2 million in actual cash or payment-in-kind outlay on the part of the co-development partner. The stock options would vest and remain eligible for exercise if the contract research firm, an intermediary, its venture fund or other investment firm instead acquired the Company.

(iv) Employee is hereby awarded a non-qualified option to purchase 1,500,000 common shares, exercisable at the greater of $0.10 per share and the Fair Market Value of a share on the date of grant. The date of grant shall be the Effective Date and the entirety of the 1,500,000 million shares subject to such grant shall be fully vested if the Company enters into a nutraceutical or dietary supplement co-development partnership, remarketing or production arrangement during the Employment Term and such co-development, production or remarketing arrangement exceeds $2 million in actual cash or payment-in-kind outlay by the partner or client. The stock options would vest and remain eligible for exercise if the partner company, intermediary or an investment firm instead acquired the Company.

(v) Employee is hereby awarded a non-qualified option to purchase 1,500,000 common shares, exercisable at the greater of $0.10 per share and the Fair Market Value of a share on the date of grant. The date of grant shall be the Effective Date and the entirety of the 1,500,000 million shares subject to such grant shall be fully vested if the Company enters into a pharmaceutical development arrangement with a pharmaceutical company or a recognized pharmaceutical intermediary company such as a pharma venture fund or lead compound licensing entity owned or controlled by a pharma, foundation, contract research organization or investment consortium. The stock options would vest and remain eligible if the pharmaceutical company, an intermediary or investment firm instead acquired the Company.

The options described in this Section 5(b), shall expire on the tenth (10th) anniversary of the grant date. If Employee’s employment is terminated by Employee for Good Reason (as defined below) or by the Company without Cause (as defined below) before any of the options described above in Section 5(b) have vested, then each such option shall nevertheless vest as of the satisfaction of such vesting requirement.

6. Equity Warrant in WellMetrix. If and when at least $2 million in equity capital is raised from a third party and invested in WellMetrix in an arms-length transaction, Employee shall be granted a warrant to purchase an equity interest in WellMetrix that is equal to the equity interest in WellMetrix owned by the Company at the time of the first tranche of any such capital raise (the “WellMetrix Warrant”). The WellMetrix Warrant shall be fully vested as of the date it is granted and shall expire on the tenth (10th) anniversary of the grant date. Once granted, the WellMetrix Warrant may be exercised from time to time in whole or in part, with the Employee retaining any unexercised portion. The exercise price for the WellMetrix Warrant shall be equal to the fair market value of the interest in WellMetrix implied by the pricing of the first tranche of any such capital raise; for example, if $10 million is invested in WellMetrix by a third party investor for 50% of WellMetrix (calculated as if the WellMetrix Warrant has been exercised), and if the outstanding interests in WellMetrix at such time are owned 50% by the third party investor, 25% by the Company and 25% by the Employee (calculated as if the WellMetrix Warrant has then been exercised), then the exercise price for the WellMetrix warrant shall be $5 million.

7. Expenses. The Company shall reimburse Employee for all necessary and reasonable business expenses incurred by him in the performance of his duties under this Agreement, upon presentation of expense accounts and appropriate documentation in accordance with the Company’s standard policies, as they may be amended from time to time.

8. Benefits. Employee, at his election, may participate, during the Employment Term, in all retirement plans, savings plans, health or medical plans and any other benefit plans of the Company generally available from time to time to other management employees of the Company and for which Employee qualifies under the terms of the plans.

9. Services. Employee shall perform his duties under this Agreement faithfully, diligently and to the best of his ability. He shall serve subject to the policies and instruction of the Board to the extent consistent with the terms of this Agreement, and shall devote all of his business time, attention, energies and loyalty to the Company, provided, however, that the expenditure of reasonable amounts of time by Employee for personal, charitable, professional or other business activities, such as an outside director position, shall not be deemed a breach of this Agreement, so long as such activities do not materially interfere with the services required to be rendered by Employee under this Agreement and are not contrary to the interests of the Company. On reasonable notice, Employee shall make himself available to perform his duties under this Agreement at such times and at such places as the Company reasonably deems necessary, proper, convenient or desirable.

10. Termination. Employee or the Company may terminate Employee’s employment as follows:

(a) Death or Disability. Employee's employment under this Agreement shall terminate automatically upon Employee’s death or Disability. For purposes of this Agreement, “Disability” means that (i) Employee has been unable, for 180 days or more in any 360-day period, to perform Employee’s duties and responsibilities under this Agreement even with reasonable accommodation, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to Employee or Employee’s legal representative, has determined that Employee is so disabled. As part of this decision-making on disability, Employee and the Company agree to engage in discussion about possible reasonable accommodations, as such concept is contemplated by the Americans with Disabilities Act, as amended (the “ADA”). A termination of Employee’s employment by the Company for “disability” shall be communicated to Employee by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by Employee (such day, the “Disability Confirmation Date”), unless Employee returns to full-time performance of Employee’s duties before the Disability Confirmation Date.

(b) By the Company “for Cause.” During the Employment Term, the Company may immediately terminate Employee’s employment for “Cause”. For purposes of this Agreement, “Cause” shall mean, in each case as determined by the Board:

(i) Employee’s conviction of a felony or other crime involving moral turpitude (but not automobile related matters);

(ii) Employee’s commission of and conviction for any act or omission involving dishonesty, fraud, embezzlement, theft, substance abuse or sexual misconduct with respect to the Company, any subsidiary of the Company or any of their respective employees, vendors, suppliers or customers, the specific nature of which shall be set forth in a written notice by the Company to Employee;

(iii) Employee’s substantial and continued neglect of or failure to perform his duties, or failure to follow a “reasonable directive of the Board” which, after written notice from the Board of such neglect or failure, has not been cured within thirty (30) days after he receives such notice. For purposes of this Agreement, “reasonable directive of the Board,” shall mean a directive that is applied equitably among the management employees of the Company and that is not inconsistent with the terms of this Agreement; provided, however, that the foregoing shall not include any directive of the Board which (x) upon advice of counsel, could reasonably be a violation of applicable law, the rules and regulations governing the listing and/or trading of the Company’s securities, or any material agreement to which the Company is a party or its assets are subject, or (y) is contrary to the customary operations of similarly situated businesses in the industries and markets in which the Company is engaged or expected to be engaged within one (1) year and;

(iv) Employee’s gross negligence or willful misconduct in the performance of his duties which results in material harm to the Company; or

(v) Employee’s conviction of a misappropriation of funds or assets of the Company or any subsidiary of the Company.

An act or failure to act will be considered “gross or willful” for this purpose only if done, or omitted to be done, by Employee in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company. Notwithstanding the foregoing, Employee may not be terminated for Cause pursuant to clauses (iii) or (iv) above unless and until there has been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (and not a committee thereof) at a meeting of the Board called and held for the purpose (after reasonable notice to Employee and an opportunity for Employee to be heard before the Board), finding that in the good faith opinion of the Board Employee were guilty of the conduct set forth above in clauses (iii) or (iv) of this definition and specifying the particulars thereof in detail.

(c) By the Company without Cause. During the Employment Term, the Company may terminate Employee’s employment upon thirty (30) days’ advance written notice to Employee.

(d) By Employee. During the Employment Term, Employee may voluntarily terminate Employee’s employment for any reason or no reason whatsoever upon thirty (30) days’ advance written notice to the Company.

(e) By Employee with “Good Reason.” During the Employment Term, Employee may terminate his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean, without Employee’s prior written consent, any of the following:

(i) a material diminution in Employee’s authorities, duties, titles or responsibilities;

(ii) the location of the facility at which Employee is required to perform his duties is more than fifty (50) miles from the then current Company headquarters;

(iii) a material reduction of Employee’s then Base Salary; or

(iv) the Company’s failure to pay or make available any material payment or benefit due Employee under this Agreement or any other material breach by the Company of this Agreement.

However, the foregoing events or conditions will constitute Good Reason only if Employee provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection and Employee resigns his employment within thirty (30) days following the expiration of that cure period.

(f) Based on Non-Renewal. Employee’s employment will automatically terminate as of the end of the Initial Term or Renewal Term then in effect, as applicable, if either party notifies the other party in writing of its desire not to renew this Agreement at the end of such Initial Term or then-current Renewal Term at least sixty (60) days before the end of such Initial Term or Renewal Term.

11. Payments Following Termination.

(a) Accrued Obligations. Upon the termination of Employee’s employment for any reason outlined in Section 10, above, Employee shall be entitled to and the Company shall provide the following payments and benefits (collectively, the “Accrued Obligations”):

(i) Any accrued and unpaid Base Salary covering the period of employment prior to the effective date of termination, payable on the next regularly scheduled payroll date after the effective date of Employee’s termination;

(ii) Reimbursement for any expenses properly incurred by Employee in accordance with Section 7 through the effective date of Employee’s termination, payable within thirty (30) days after the effective date of Employee’s termination, provided Employee has submitted all requisite expense reimbursement documentation; and

(iii) Employee benefits, if any, to which Employee may be entitled under the Company's employee benefit plans as of the effective date of Employee’s termination; provided, that, in no event shall Employee be entitled to any payments in the nature of severance or termination payments except as expressly provided in this Section 11.

Notwithstanding anything to the contrary in this Agreement, the Company shall remain obligated to continue paying all Revenue Bonuses in accordance with Section 4, regardless of the reason for the termination of Employee’s employment; provided that, in all cases of termination to continue to receive the Revenue Bonus after the end of the Employment Period, Employee must comply with Section 11(f).

(b) Severance Benefits Following a Termination by the Company without Cause or by Employee for Good Reason. Upon the termination Employee’s employment by the Company without Cause or by Employee for Good Reason only, and subject to Section 11(f), in addition to the Accrued Obligations, Employee shall be entitled to:

(i) Employee shall be entitled to severance pay equal to twenty-four (24) months’ of his Base Salary. For purposes of this subparagraph, Base Salary shall be determined based on Employee’s current Base Salary as of the date of termination. Provided that Employee has complied with Section 11(f) by such date, the first installment of this salary continuation shall be payable to Employee on the sixtieth (60th) day after the effective date of the termination and shall include a catch-up payment covering amounts that would otherwise have been paid during such sixty (60) day period. Thereafter, the salary continuation payments shall be payable in regular installments in accordance with the Company’s general payroll practices.

(ii) Employee shall be entitled to a lump sum cash payment equal to three (3) times the total amount of Revenue Bonus paid to Employee during the trailing twelve month period immediately preceding the date of termination, with this amount to be paid in a lump sum, on the sixtieth (60th) day after the effective date of the termination, provided that Employee has complied with Section 11(f) by such date, plus the continuation of any Revenue Bonus in accordance with the terms of Section 4; provided that Employee has complied with Section 11(f) as of each such payment date.

(iii) If Employee’s employment is terminated within the Initial Term, the Company shall grant Employee a non-qualified option to purchase 1,000,000 common shares, exercisable at the greater of $0.10 per share and the Fair Market Value of a share on the date of grant. This grant shall be made on the sixtieth (60th) day after the effective date of the termination, provided that Employee has complied with Section 11(f) by such date. Upon the date of grant, the entirety of the 1,000,000 shares subject to such grant shall be fully vested as of such date and shall expire on the tenth (10th) anniversary thereof. These options shall be granted under and treated subject to and consistent with the terms of the Plan.

(iv) A lump sum cash payment in the amount of $20,000, to be used for the purchase of medical coverage or for any other purpose, to be paid on the sixtieth (60th) day after the effective date of the termination, provided that Employee has complied with Section 11(f) by such date.

(c) Severance Benefits Following a Change of Control. If Employee’s employment with the Company ceases within the twenty-four (24) month period following the date of a Change of Control (defined below) due to Employee’s death or Disability under Section 10(a), as a result of a termination by the Company without Cause under Section 10(c), or as a result of a resignation by Employee for Good Reason under Section 10(e), then, subject to Section 11(f), Employee will be entitled to:

(i) The Accrued Obligations;

(ii) A lump sum cash payment equal to 300% of the Base Salary as in effect on such date; provided, however, that in the case of a resignation by Employee for Good Reason, the Base Salary used to calculate this amount shall mean the Base Salary payable to Employee by the Company, as in effect immediately prior to the reduction giving rise to the Good Reason. This amount will be paid in a lump sum, on the sixtieth (60th) day after the effective date of the termination, provided that Employee has complied with Section 11(f) by such date.

(iii) A lump sum cash payment equal to two (2) times the total amount of Revenue Bonus paid to Employee during the trailing twelve month period immediately preceding a Change in Control, with this amount to be paid in a lump sum, on the sixtieth (60th) day after the effective date of the termination, provided that Employee has complied with Section 11(f) by such date, plus the continuation of any Revenue Bonus in accordance with the terms of Section 4, provided that Employee has complied with Section 11(f) as of each such payment date.

(iv) A lump sum cash payment in the amount of $20,000, to be used for the purchase of medical coverage or for any other purpose, to be paid on the sixtieth (60th) day after the effective date of the termination, provided that Employee has complied with Section 11(f) by such date.

(v) Severance pay equal to twenty-four (24) months of Employee’s Base Salary. For purposes of this subparagraph, Base Salary shall be determined based on Employee’s current Base Salary as of the date of termination. Provided that Employee has complied with Section 11(f) by such date, the first installment of this salary continuation shall be payable to Employee on the sixtieth (60th) day after the effective date of the termination and shall include a catch-up payment covering amounts that would otherwise have been paid during such sixty (60) day period. Thereafter, the salary continuation payments shall be payable in regular installments in accordance with the Company’s general payroll practices.

(vi) All outstanding and contingent non-qualified options owned directly or beneficially by Employee shall be converted immediately into vested options, with terms as specified in the Award Agreement, but in no case with an expiration date longer than the original option expiration date. This conversion shall take place on the sixtieth (60th) day after the effective date of the termination, provided that Employee has complied with Section 11(f) by such date.

(d) Severance Events Preceding a Change of Control. If Employee’s employment with the Company ceases during the sixty (60) days immediately preceding the date of a Change of Control (defined below) due to Employee’s death or termination due to Disability under Section 10(a), as a result of a termination by the Company without Cause under Section 10(c), or as a result of a resignation by Employee for Good Reason under Section 10(e), then, subject to Section 11(f), Employee will be entitled to:

(i) The Accrued Obligations;

(ii) The Company will make a lump sum cash payment to Employee equal to 300% of the Base Salary as in effect on such date; provided, however, that in the case of a resignation by Employee for Good Reason, the Base Salary used to calculate this amount shall mean the Base Salary payable to Employee by the Company, as in effect immediately prior to the reduction giving rise to the Good Reason. This amount will be paid in a lump sum, on the sixtieth (60th) day after the effective date of the termination, provided that Employee has complied with Section 11(f) by such date;

(iii) A lump sum cash payment equal to two (2) times the total amount of Revenue Bonus paid to Employee during the trailing twelve month period immediately preceding a Change in Control, with this amount to be paid in a lump sum, on the sixtieth (60th) day after the effective date of the termination, provided that Employee has complied with Section 11(f) by such date, plus the continuation of any Revenue Bonus in accordance with the terms of Section 4; provided that Employee has complied with Section 11(f) as of each such payment date;

(iv) A lump sum cash payment in the amount of $20,000, to be used for the purchase of medical coverage or for any other purpose, to be paid on the sixtieth (60th) day after the effective date of Employee’s employment termination, provided that Employee has complied with Section 11(f) by such date;

(v) Severance pay equal to twenty-four (24) months of Employee’s Base Salary. For purposes of this subparagraph, Base Salary shall be determined based on Employee’s current Base Salary as of the date of termination. Provided that Employee has complied with Section 11(f) by such date, the first installment of this salary continuation shall be payable to Employee on the sixtieth (60th) day after the effective date of the termination and shall include a catch-up payment covering amounts that would otherwise have been paid during such sixty (60) day period. Thereafter, the salary continuation payments shall be payable in regular installments in accordance with the Company’s general payroll practices.

(vi) All outstanding and contingent non-qualified options owned directly or beneficially by Employee shall be converted immediately into vested options, with terms as specified in the Award Agreement, but in no case with an expiration date longer than the original option expiration date. This conversion shall take place on the sixtieth (60th) day after the effective date of the termination, provided that Employee has complied with Section 11(f) by such date.

In an effort to be prepared for a potential Change of Control occurring within such sixty (60)-day period, the Company shall deliver to the Employee the form of Release required hereunder promptly after Employee’s employment with the Company ceases so that the Employee can execute and deliver to the Company such Release and allow for the revocation and other time periods to lapse, provided, however, that, in the event a Change of Control does not occur within sixty (60) days after Employee’s employment with the Company ceases, any such Release delivered to the Company (x) shall be void and without force or effect as it relates to this Section 11(d), but (y) if applicable, shall be effective as it relates to Section 11(b).

(e) Reduction of Severance Benefits. Notwithstanding the foregoing, if the Company’s obligation to make the payments provided for in Sections 11(c)(ii) and 11(c)(iii) or Sections 11(d)(ii) and 11(d)(iii) arises due to Employee’s death or termination due to Disability, the cash payments described in such sections, as applicable, will be reduced by the amount of benefits paid or payable to Employee (or Employee’s representative(s), heirs, estate or beneficiaries) pursuant to the life insurance or disability plans, policies or arrangements of the Company by virtue of Employee’s death or termination due to Disability (including, for this purpose, only that portion of such life insurance or disability benefits funded solely by the Company or by premium payments made by the Company and not including the portion of such benefits paid for by Employee); provided that such offset does not violate Code Section 409A.

(f) Conditions to Severance Benefits; Payment Timing. Notwithstanding any provision of this Agreement, the payments and benefits described in this Section 11 (other than any Accrued Obligations) shall be provided if and only if: (i) Employee has been and remains in strict compliance with his post-employment obligations to the Company, including, without limitation, those outlined in Section 12 through Section 15 of this Agreement, provided that noncompliance shall be determined only pursuant to a final, non-appealable decision by a court of competent jurisdiction; and (ii) Employee has executed and delivered to the Company a general release of claims satisfactory to the Company in the form attached hereto as Exhibit A (the “Release”) and such Release becomes effective and irrevocable in a manner consistent with applicable law within sixty (60) days after the date Employee’s employment is terminated. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Employee’s execution of the Release, directly or indirectly, result in Employee designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(g) No Other/Duplication of Benefits. Except as specifically provided herein and subject to Code Section 409A, Employee shall not accrue or be entitled to any salary, compensation (Including under any severance plan, fund, agreement, or other arrangement maintained by the Company), or benefits after the date Employee’s employment is terminated, except as provided in this Section 11 or expressly required by applicable law. Further, and for the avoidance of doubt, the payments and benefits described in Section 11(c) and Section 11(d) are in lieu of (and not in addition to) each other and of the benefits set forth in Section 11(b).

(h) Change in Control Definition. As used in this Agreement, “Change of Control” means the happening of an event, which shall be deemed to have occurred upon the earliest to occur of the following events:

(i) The dissolution or liquidation of the Company;

(ii) The sale or other disposition of all or substantially all of the assets of the Company;

(iii) The merger or consolidation of the Company with or into another corporation or other entity, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s voting securities immediately prior to the merger or consolidation will have more than 50% of the ownership of voting capital stock of the surviving corporation immediately after the merger or consolidation (on a fully diluted basis), which voting securities are to be held in the same proportion (on a fully diluted basis) as such holders ownership of voting capital stock of the Company immediately before the merger or consolidation;

(iv) The date any entity, Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than (i) the Company, or (ii) any of its Subsidiaries, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or (iv) any Affiliate (as such term is defined in Rule 405 promulgated under the Securities Act) of any of the foregoing, shall have acquired beneficial ownership of, or shall have acquired voting control over, 50% or more of the outstanding shares of the Company’s voting capital stock (on a fully diluted basis), unless the transaction pursuant to which such Person, entity or group acquired such beneficial ownership or control resulted from the original issuance by the Company of shares of its voting capital stock and was approved by at least a majority of Directors who were either members of the Board on the date that this Agreement was originally adopted by the Board or members of the Board for at least twelve (12) months before the date of such approval; or

(v) The first day after the date of this Agreement when Directors are elected such that there is a change in the composition of the Board such that a majority of Directors have been members of the Board for less than twelve (12) months, unless the nomination for election of each new Director who was not a Director at the beginning of such twelve (12) month period was approved by a vote of at least sixty percent (60%) of the Directors then still in office who were Directors at the beginning of such period.

Notwithstanding the foregoing, the Board may provide for a different definition of a Change of Control in an Award Agreement if such Award is subject to the requirements of Code Section 409A and the Award will become payable on a Change of Control. Notwithstanding the foregoing, to the extent “Change of Control” is a payment trigger and not merely a vesting trigger for any payment provided hereunder that is not exempt from Code Section 409A, “Change of Control” means a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as described in Treas, Reg. Section 1.409A-3(i)(5), but replacing the term “Company” for the term “corporation” in such regulation.

12. Cooperation. During the Employment Term and for the one (1) year period after Employee’s employment with the Company ends for any reason other than death, Employee agrees to give his assistance and cooperation, upon reasonable advance notice, in any matter relating to his position with the Company, or his knowledge as a result thereof as the Company may reasonably request, including his attendance and truthful testimony where reasonably deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigation or other proceeding relating to matters in which Employee was involved or has knowledge by virtue of his employment with the Company. The Company shall reasonably endeavor to schedule such cooperation at times not conflicting with the reasonable requirements of any employer or third party with whom Employee has a business relationship permitted hereunder that provides remuneration to Employee and shall promptly reimburse Employee for all reasonable costs and expenses incurred in connection therewith and shall promptly pay Employee $220 per hour for his time expended in connection therewith, in accordance with Company policy and upon the submission of the appropriate documentation to the Company.

13. Fair Competition. The Company and Employee acknowledge and agree that for Employee to compete with the Company during the Employment Term and for a limited time after the end of the Employment Term would be contrary to the purposes for which the parties entered into this Agreement. In order to induce the Company to enter into this Agreement, Employee covenants, warrants and agrees, for the benefit of the Company, and its respective current and future Subsidiaries, successors and assigns (collectively, the “Protected Parties” and each a “Protected Party”), that, during the Covenant Period (as defined below), Employee, for himself or for any other Person, either as a principal, agent, employee, contractor, director, officer or in any other capacity, shall not, without first obtaining the express written consent of the Company (except in his capacity as an employee of the Company), either directly or indirectly:

(a) Own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, stockholder, consultant, investor or otherwise with, or use or permit his name to be used in connection with, any Person which directly or indirectly engages in the development, marketing or sale of products or compounds that are competitive with: (i) those products being marketed by the Protected Parties with respect to the Business at the time of Employee’s termination; (ii) those products, product candidates or compounds in clinical development or a clinical research program by the Company at the time of Employee’s termination; or (iii) those products, product candidates or compounds that Employee was aware were under pre-clinical development with respect to the Business by Protected Parties and expected to be in clinical development or in a clinical research program within six (6) months of Employee’s termination (collectively, the “Company’s Business”);

(b) (x) Solicit, entice or induce any customer to (i) become a customer of any other Person with respect to the Company’s Business; (ii) refrain from or cease doing business with the Protected Parties with respect to the Company’s Business; or (iii) reduce its business with the Protected Parties with respect to the Company’s Business, and (y) Employee will not approach any such Person for such purpose described in clauses (i), (ii) or (iii) or authorize or knowingly approve, encourage or assist the taking of such actions by any other Person;

(c) Solicit, recruit or hire any part-time or full-time employee, representative or consultant of any Protected Party to (1) leave the employment of or terminate his, her or its contractual relationship with such Protected Party; or (2) enter into an employment or a contractual relationship with any third party, including Employee or any Person in which Employee has any interest whatsoever, and Employee shall not engage in any activity that would cause any employee, representative or consultant to violate any agreement with any Protected Party, provided that the foregoing covenant shall not apply to any Person after twelve (12) months have elapsed after the date on which such person’s employment by a Protected Party has terminated, and provided further that nothing contained herein shall prevent Employee from employing or engaging any Person who, without any encouragement by Employee or his representatives, (x) responds to a general media advertisement or non-directed search inquiry (including the use of employment agencies provided no direction was given to target a Protected Party’s employees or third party contractors), or (x) makes an unsolicited contact for employment or engagement as a third party contractor.

(d) Notwithstanding the foregoing, during the Covenant Period, Employee is free to conduct the affairs of Great Northern & Reserve Partners, LLC, a privately held consulting and investment firm wholly owned and controlled by Employee, and to serve on boards of other companies when such opportunities are offered; provided that, in each case, such activities do not otherwise breach or materially interfere with Employee’s obligations under this Agreement. The foregoing restrictions in this Section 13 shall also not be construed to prohibit Employee’s ownership of less than five percent of any class of securities of any corporation or other entity which is engaged in any of the foregoing businesses with which Employee is restricted hereunder from being affiliated with and has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Employee’s rights as a stockholder, or seeks to do any of the foregoing.

(e) For purposes of this Agreement, the following terms shall have mean:

(i) “Affiliate” means, as to any specified Person, any other Person controlling or controlled by or under common control with such specified Person;

(ii) “Business” means the business of selling or licensing the specific intellectual property, products and processes developed and owned by the Company during the Employment Term in any market or application specifically as they relate to cholesterol regulation and non-steroidal anti-inflammatory agents unique to the Company and protected by patents or patents in application held by the Company.

(iii) “Covenant Period” means during the Employment Term and continuing for a period of one (1) year after the date that Employee’s employment with the Company ends for any reason, including, but not limited to, as the result of any of the reasons set forth in Section 10, above; provided, however, that in the event there is a Change of Control and related termination that triggers Employee’s eligibility for the benefits outlined in Section 11(c) or 11(d), above, “Covenant Period” shall mean during the Employment Term and continuing for a period of three (3) years after the date that Employee’s employment with the Company ends. The Parties acknowledge and agree that this extended period is reasonable and is a specifically negotiated for term being provided in exchange for the significant consideration to be provided to Employee following a Change in Control as provided in Section 11(c) or 11(d).

The parties further agree that should Employee be asked to provide continuing consulting services to the Company following a Change of Control and related termination, such provision of services to the Company (or its successor) shall not violate the provisions of this Section 13.

(iv) “Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization, other entity or group, or a governmental authority.

(v) “Subsidiary” means any entity in which the Company owns more than fifty percent (50%) of the voting securities.

14. Intellectual Property Rights. Employee recognizes that he may, individually or jointly with others, discover, conceive, make, perfect or develop inventions, discoveries, new contributions, concepts, ideas, developments, processes, formulas, methods, compositions, techniques, articles, machines and improvements, and all original works of authorship and all related know-how, whether or not patentable, copyrightable or protectable as trade secrets for and on behalf of the Company pursuant to this Agreement (“Inventions”). Employee agrees that all such Inventions are the sole and exclusive property of the Company. EMPLOYEE AGREES THAT ANY PARTICIPATION BY HIM IN THE DESIGN, DISCOVERY, CONCEPTION, PRODUCTION, PERFECTION, DEVELOPMENT OR IMPROVEMENT OF AN INVENTION IS WORK MADE FOR HIRE, AS DEFINED IN TITLE 17, UNITED STATES CODE, FOR THE SOLE AND EXCLUSIVE BENEFIT OF THE COMPANY AND EMPLOYEE HEREBY ASSIGNS TO THE COMPANY ALL OF HIS RIGHTS IN AND TO SUCH INVENTIONS. Employee shall maintain adequate and current written records of all Inventions, which shall remain the property of the Company and be available to the Company at all times. At the Company’s request, Employee shall promptly sign and deliver all documents necessary to vest in the Company all right, title and interest in and to any Inventions. If the Company is unable, after reasonable effort, to secure Employee’s signature on any document needed to vest in the Company all right, title and interest in and to any Inventions, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and enforcement of patents, copyrights or similar protections with the same legal force and effect as if executed by Employee.

15. Confidentiality.

(a) Employee acknowledges and agrees that he shall treat all Confidential Information (as defined below) in a confidential manner, not use any Confidential Information for his own or a third party’s benefit and not communicate or disclose, orally or in writing, any Confidential Information to any person, either directly or indirectly, under any circumstances without the prior written consent of the Company. Employee further agrees that he shall not utilize or make available any Confidential Information, either directly or indirectly, in connection with his solicitation of employment or acceptance of employment with any third party. Employee further agrees that he will promptly return (or destroy if it cannot be returned) to Company all written or other tangible evidence of any Confidential Information and any memoranda with respect thereto which are in his possession or under his control upon Company’s request for the return of such items.

(b) For the purposes of this Agreement, the term “Confidential Information” shall include all proprietary information related to the Business, including, but not limited to, processes, ideas, techniques, Inventions, methods, products, services, research, purchasing, marketing, selling, customers, suppliers or trade secrets. All information which Employee has a reasonable basis to believe to be Confidential Information, or which Employee has a reasonable basis to believe the Company or any of its Affiliates treat as Confidential Information, shall be deemed to be Confidential Information. Notwithstanding the foregoing, information shall not be deemed to be Confidential Information if it is generally known and publicly available, without the fault of Employee and without the violation by any person of a duty of confidentiality or any other duty owed to any Protected Party.

(c) Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information or the making of statements, as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that such disclosure or statements will be limited to the extent and only in the instances Employee is so compelled and, subject to the requirements of applicable law, Employee agrees to give the Company prior written notice of his intent to so disclose such Confidential Information or make any such statements and to cooperate with the Company (at the Company’s sole cost and expense) in seeking confidentiality protections or resisting such compulsion as requested by the Company.

Employee further understands and agrees that this Agreement does not prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation and that Employee does not need the Company’s prior authorization to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures.

(d) Further, notwithstanding any other provision of this Agreement: (i) Employee is advised that an individual will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (ii) if a person files a lawsuit for retaliation by the Company for reporting a suspected violation of law, that person may disclose the Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if that person (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

16. Enforceability; Remedies.

(a) Employee acknowledges and agrees that the covenants set forth in Section 13 through Section 15 above (collectively, the “Restrictive Covenants” and each a “Restrictive Covenant”) are reasonable and valid in geographical and temporal scope and in all other respects and are necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of Restrictive Covenant could result in irreparable injury to the Company. Employee further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

(b) The parties intend that the Restrictive Covenants shall be deemed to be a series of separate covenants, one for each and every political subdivision of each country, state, province and county, as applicable in the world. If any court determines that any Restrictive Covenant, or any portion thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected and shall be given full force and effect, without regard to the invalid covenant or the invalid portion. If any court determines that any Restrictive Covenant, or any portion of any such covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce such duration or scope, as the case may be, and enforce such covenant or portion in such reduced form. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction in which Employee is alleged to have committed an act in violation of any of the covenants contained here. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants, or any portion thereof, unenforceable, it is the intention of the parties that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants as to breaches of such Restrictive Covenants in such other respective jurisdictions.

(c) In the event of a breach or attempted breach of any of the Restrictive Covenants, in addition to any and all legal and equitable remedies immediately available, such Restrictive Covenants may be enforced by a temporary and/or permanent injunction to secure the specific performance of such Restrictive Covenants, and to prevent a breach or contemplated breach of such Restrictive Covenants, without the need to post any bond or other security of any kind. Employee acknowledges and agrees that the remedy at law for a breach or threatened breach of any of the Restrictive Covenants would be inadequate. Employee acknowledges and agrees that the remedies provided for in this Agreement are cumulative and are intended to be and are in addition to any other remedies available to the Company, either at law or in equity. In addition, Employee agrees that, in the event of a breach of the Restrictive Covenants by Employee as determined pursuant to a final, non-appealable decision by a court of competent jurisdiction, he shall be liable, and shall reimburse the Company, for all fees, costs and expenses (including reasonable attorneys’ fees and other professional fees) arising out of or in any way related to the enforcement of such Restrictive Covenants. The Company agrees that in the event of a dispute or breach in which Employee prevails pursuant to a final, non-appealable decision by a court of competent jurisdiction, the Company shall be liable, and shall reimburse Employee, for all fees, costs and expenses (including reasonable attorneys’ fees and other professional fees) arising out of or in any way related to the enforcement of the Restrictive Covenants.

17. Notices. All notices, requests, consents and other communications, required or permitted to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as set forth below. In addition, a party may deliver a notice via another reasonable means that results in the recipient party receiving actual notice, as conclusively demonstrated by the party giving such notice.

If to the Company:

Phillip M. Rice II, Chief Financial Officer

ZIVO Bioscience, Inc.

2804 Orchard Lake Road, Suite 202

Keego Harbor, MI 48320

Cell: 586 665 9000

Fax: 248 869 6006

price@zivobioscience.com

With a required copy to:

Honigman LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226

Attn: Donald J. Kunz

dkunz@honigman.com

If to Employee:

Andrew A Dahl

7 West Square Lake Road

Bloomfield Hills, Michigan USA 48302

Cell: 248 978 3911 Fax: (248) 341-3411

adahl@greatnorthreserve.com

With a required copy to:

Dykema Gossett PLLC

400 Renaissance Center

Detroit, MI 48234

Attn: J. Michael Bernard

jbernard@dykema.com

18. Taxes.

(a) Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

(b) This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement will be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). However, if such severance benefits do not qualify for such exemptions at the time of Employee’s termination of employment and therefore are deemed as deferred compensation subject to the requirements of Section 409A of the Code, then if Employee is a “specified employee” under Section 409A of the Code on the date of Employee’s termination of employment, notwithstanding any other provision of this Agreement, payment of severance under this Agreement shall be delayed for a period of six (6) months from the date of Employee’s termination of employment if required by Section 409A of the Code. The accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period. If Employee dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to Employee’s estate within sixty (60) days after the date of Employee’s death.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(c) The payments and benefits provided under Section 10 shall be made without regard to whether such payments and benefits, either alone or in conjunction with any other payments or benefits made available to Employee by the Company and its affiliates, will result in Employee being subject to an excise tax under Section 4999 of the Code (the “Excise Tax”) or whether the deductibility of such payments and benefits would be limited or precluded by Section 280G of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by limitation or elimination of payments or benefits provided under Section 11, then the amounts and benefits payable under Section 11 will be reduced to the minimum extent necessary to maximize the Total After-Tax Payments. For purposes of this Section 17, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made under this Agreement or otherwise), after reduction for all applicable taxes (including, without limitation, the Excise Tax). If a reduction to the payments or benefits provided under Section 11 is required pursuant to this Section 18, such reduction shall be determined in the following order and priority: first, there shall be reduced or eliminated any such right, payment or benefit that is excluded from the coverage of Code Section 409A, and then there shall be reduced or eliminated any such right, payment or benefit that is subject to Code Section 409A (with the reduction in rights, payments or benefits subject to Code Section 409A occurring in the reverse chronological order in which such rights, payments or benefits would otherwise be or become vested, exercisable or settled). For the avoidance of doubt, the parties expressly agree that this Section 17(c) shall prevail over any inconsistent or conflicting terms in Section 14 of the Plan.

(d) All determinations to be made under this Section 18 shall be made by the Company’s independent public accountant (the “Accounting Firm”) immediately prior to the Change of Control. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Employee, except as described in the next paragraph.

(e) As a result of the uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the Change of Control, it is possible that payments and benefits which will not have been made or provided by the Company should have been made (“Underpayment”) or payments and benefits are made or provided by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall repaid to the Company by Employee within thirty (30) days of such determination, with interest at the applicable Federal rate provided for in Section 7872(f)(2). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, within thirty (30) days of such determination.

(f) Employee shall take such action (other than waiving Employee’s right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge any tax contemplated by this Section 18. If the Company reasonably requests that Employee take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and Employee complies with such request, the Company shall provide Employee with such information and such expert advice and assistance from the Company’s accountants, lawyers and other advisors as Employee may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

19. Miscellaneous.

(a) The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

(b) This Agreement has been executed in, and shall be construed and enforced in accordance with the laws of, the State of Michigan.

(c) Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court for the Eastern District of Michigan, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in Oakland County, Michigan, and Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

(d) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(e) This Agreement, inclusive of the above recitals, sets forth the entire understanding and agreement of Employee and the Company with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, in respect thereof. For the avoidance of doubt, the parties acknowledge and agree that this Agreement replaces and supersedes that certain Amended and Restated Employment Agreement between the Company and Employee and that certain Amended and Restated Change in Control Agreement. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(f) The rights and obligations of Company under this Agreement shall inure to the benefit of, and shall be binding on, Company and its successors and assigns. This Agreement is personal to Employee and he may not assign his obligations under this Agreement in any manner whatsoever and any purported assignment shall be void. The Company, however, may assign this Agreement in connection with a sale of all or substantially all of its equity interests or assets.

(g) The parties acknowledge that each of them has equally participated in the final wording of this Agreement. Accordingly, the parties agree that this Agreement shall be construed equally against each party and shall not be more harshly construed against a party by reason of the fact that a particular party's counsel may have prepared this Agreement.

(h) The headings and captions used in this Agreement are for convenience of reference only and shall not be considered in interpreting this Agreement.

(i) This Agreement may be executed, including execution by electronic signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

(j) Employee shall not be required to mitigate damages or the amount of any payments provided for under this Agreement by seeking other employment or otherwise.

(k) Employee agrees that Employee will be subject to any compensation clawback or recoupment policies that may be applicable to Employee as an executive of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the effective date of this Agreement.

(l) The parties’ obligations as set forth in Sections 4 through 7 and in Sections 10 through this Section 19 of this Agreement will survive and not be affected by (i) the termination or expiration of this Agreement, (ii) the termination of Employee’s employment or (iii) the execution of the Release.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

EMPLOYEE:

By:	/s/ Andrew A. Dahl
Andrew A. Dahl

ZIVO BIOSCIENCE, INC.
(the “COMPANY”)

By:	/s/ Philip M. Rice II
Philip M. Rice, II, CFO

EXHIBIT A

Form of Release

EMPLOYMENT AGREEMENT RELEASE

THIS RELEASE AGREEMENT (the “Release”) is made as of the ____ day of _______, 20__, by and between ZIVO Bioscience Inc. (the “Company”), and Andrew A. Dahl (the “Employee”) (in the aggregate, the “Parties”).

WHEREAS, the Company and Employee have entered into an Amended and Restated Employment Agreement dated as of November __, 2019 (the “Employment Agreement”), pursuant to which Employee is entitled to receive certain additional compensation upon Employee’s termination of employment with the Company Without Cause or for Good Reason (all as defined in the Employment Agreement); and

WHEREAS, Employee’s receipt of the additional compensation under the Employment Agreement is conditioned upon the execution of this Release; and

WHEREAS, Employee’s employment with the Company has been/shall be terminated effective ______________ __, 20__ [without Cause] [due to Good Reason by Employee] [due to Employee’s death] [due to Employee’s Disability];

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Parties as follows:

1. Severance Benefits. In consideration for the promises set forth in this Release, and provided this release becomes effective and irrevocable, the Company shall pay Employee the additional compensation set forth in Section 11(b), 11(c), or 11(d) of the Employment Agreement, as applicable, of the Employment Agreement, in accordance with the terms of such applicable section.

2. Release.

(a)In exchange for the good and valuable consideration set forth herein, Employee (or, in the event of Employee’s death, Employee’s legally authorized representative) agrees for himself, his heirs, administrators, representatives, executors, successors and assigns (“Releasors”), to irrevocably and unconditionally release, waive and forever discharge any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, due controversies, charges, complaints, remedies, losses, demands, obligations, costs, expenses, fees (including, without limitation attorneys’ fees), or any and all other liabilities or claims of whatsoever nature, whether arising in contract, tort, or any other theory of action, whether arising in law or in equity, whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, age discrimination under The Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws including sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims of unlawful employment practices or any other unlawful criterion or circumstance which Employee and Releasors had, now have, or may have in the future against each or any of the Company, its parent, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (the “Company Entities”), any predecessors, successors, joint ventures, and parents of any Company Entity, and any and all of their respective past or present directors, officers, shareholders, partners, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representative and fiduciaries, successors and assigns including without limitation all persons acting by, through, under or in concert with any of them (all collectively, the “Released Parties”) arising out of or relating to her employment relationship with the Company, its predecessors, successors or affiliates and the termination thereof. Employee understands that he does not waive rights or claims that may arise after the date of this Release.

(b)Notwithstanding anything to the contrary in this Release, Employee is not waiving any rights Employee may have to: (i) claims for earned and Base Salary and unreimbursed expenses; (i) his own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans; (iii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) pursue claims which by law cannot be waived by signing this Release; and (v) enforce the terms and provisions of the Employment Agreement with respect to payments due to Employee upon the execution and delivery of this Release and with respect to future payments due to Employee pursuant to the terms of the Employment Agreement.

In addition, nothing in this Release prohibits Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency nor does this Release affect Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that, if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

(c)Employee acknowledges that Employee has read this Release carefully and understands all of its terms.

(d)Employee understands and agrees that Employee has been advised to consult with an attorney prior to executing this Release.

(e)Employee understands that Employee is entitled to consider this Release for at least twenty-one (21) days before signing the Release. However, after due deliberation, Employee may elect to sign this Release without availing himself of the opportunity to consider its provisions for at least twenty-one (21) days. Employee hereby acknowledges that any decision to shorten the time for considering this Release prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Release in the event Employee elected to consider this Release for at least twenty-one (21) days prior to signing the Release.

(f)Employee understands that Employee may revoke this Release as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act 29 U.S.C. §§ 621-634, within seven (7) days after the date on which he signs this Release, and that this Release as it relates to such a claim does not become effective until the expiration of the seven (7) day period. In the event that Employee wishes to revoke this Release within the seven (7) day period, Employee understands that Employee must provide such revocation in writing to the then Chief Financial Officer of the Company at the address set forth below.

(g)In agreeing to sign this Release, Employee is doing so voluntarily and agrees that Employee has not relied on any oral statements or explanations made by the Company or its representatives.

(h)This Release shall not be construed as an admission of wrongdoing by either Employee or the Company.

(i)Notwithstanding anything to the contrary in this Release, in the event a Change of Control does not occur within sixty (60) days after Employee’s employment with the Company ceases, any such Release delivered to the Company (x) shall be void and without force or effect as it relates to Section 11(d) of the Employment Agreement, but (y) if applicable, shall be effective as it relates to Section 11(b) of the Employment Agreement.

3. Notices. Every notice relating to this Release shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the Company’s Chief Financial Officer at ZIVO Bioscience Inc., 2804 Orchard Lake Rd., Suite 202, Keego Harbor, MI 48320. All notices by the Company to Employee shall be delivered to Employee personally or addressed to Employee at Employee’s last residence address as then contained in the Company’s records, or such other address as Employee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Company to Employee at Employee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

4. Governing Law. To the extent not preempted by Federal law, this Release shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to conflicts of laws.

5. Counterparts. This Release may be executed in two (2) or more counterparts, all of which when taken together shall be considered one (1), and the same Release and shall become effective when the counterparts have been signed by each party and delivered to the other party; it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6. Entire Agreement. This Release, when aggregated with the Employment Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and together supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Release.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first written above.

Andrew A. Dahl, Employee
ZIVO Bioscience Inc.

By:	/s/
Its:

WAIVER OF 21 DAY NOTICE PERIOD

I have been provided with the Employment Agreement Release (“Release”) between ZIVO Bioscience Inc. (the “Company”) and Andrew A. Dahl.

I understand that I have twenty-one (21) days from the date the Release was presented to me to consider whether or not to sign the Release. I further understand that I have the right to seek counsel prior to signing the Release.

I am knowingly and voluntarily signing and returning the Release prior to the expiration of the twenty-one (21)-day consideration period. I understand that I have seven (7) days from signing the Release to revoke the Release, by delivering a written notice of revocation to the Company’s Chief Financial Officer at ZIVO Bioscience Inc., 2804 Orchard Lake Rd., Suite 202, Keego Harbor, MI 48320.

/s/ Andrew A. Dahl
Andrew A. Dahl

Dated: